UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 8, 2008

ADA-ES, INC.

(Exact name of registrant as specified in its charter)

Colorado	000-50216	84-1457385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8100 SouthPark Way, Unit B, Littleton, Colorado	80120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 734-1727

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

EPC Contract with BE&K

On September 8, 2008, through our wholly owned subsidiary, Red River Environmental Products, LLC (“Red River”), we entered into an Amended and Restated Engineering, Procurement and Construction Agreement (“EPC Agreement”) with BE&K Construction Company, LLC, of Birmingham, Alabama (“BE&K”) for the “turn-key” engineering, design, procurement, construction, construction management, testing, commissioning and related balance of plant services for our Greenfield activated carbon (AC) manufacturing facility to be built in Red River Parish, Louisiana (the “Project”). The EPC Agreement amends and restates prior agreements with BE&K pursuant to which preliminary design, engineering and site work began on the Project in November, 2007.

As we noted in our Current Report on Form 8-K for an Event of September 5, 2008 (filed with the Securities and Exchange Commission on September 10, 2008), we have entered into separate contracts for four multi-hearth furnaces (MHF’s) from Industrial Furnace Company, Inc. (IFCO), which are key components of the manufacturing facility. The Project cannot function as intended and produce activated carbon in the amounts and of the quality required without the proper functioning of the MHF’s. BE&K is not responsible for the performance of IFCO or the MHF’s unless they fail to function properly as a result of an error by BE&K.

The EPC Agreement places responsibility on BE&K for overall engineering and construction of the facility, including obligations to design, inspect, provide certain permits, provide certain procurement responsibilities, maintain security, construction manage/superintend, contract administrate, start-up, test and commission of the Project, satisfying warranty claims during the warranty period following completion of the Project , and training our personnel in the operation of the Project, in each case excluding work related to the manufacture of the MHF’s. Red River’s responsibilities under the EPC Agreement include, in addition to paying the contract price, providing BE&K with access to the Project site, obtaining certain permits and insurance, providing personnel, utilities interconnections, and carrying out and paying for obligations under any contracts Red River enters into separate and apart from the EPC Agreement, including the MHF contracts.

The EPC Agreement contains customary rights of inspection and rejection of the work, as well as Red River’s right to require work to be redone or stopped for convenience, cause or force majeure. In order for Red River to accept the Project, the portion of the Project for which BE&K is responsible must be capable of supporting the MHF’s to reliably produce specified quantities of AC meeting predetermined quality specifications within certain environmental and other specified limitations.

The total contract price payable to BE&K is estimated to be approximately $245 million, inclusive of amounts previously paid for work done by BE&K or its subcontractors under previous agreements. The amount payable under this EPC Agreement is estimated at $232 million, which includes a fixed price component that covers all amounts other than craft labor, plus a reimbursable price component that will cover craft labor, spare parts, warranty costs and certain other miscellaneous costs. The cost of the craft labor component is subject to adjustment (up or down) if BE&K’s actual costs for obtaining such labor change during construction. The fixed component is payable monthly upon attainment of construction milestones, while the reimbursable component is payable bi-weekly based on invoices submitted by BE&K. Payments are subject to customary retainage on the part of Red River. Project costs (either fixed or reimbursable) may change based on change orders to the scope of work as agreed between the parties during design and construction or as otherwise permitted under the contract. Approximately $23.8 million is included for anticipated contingency and procurement escalation costs, with the parties entitled to share equally in any part of that contingency not expended upon completion of the Project.

BE&K may become liable for liquidated damages, subject to certain limits, in the event of unexcused failure to complete the Project on time (to be assessed at two phased turnover points) and in compliance with certain minimum performance specifications. BE&K is also eligible for bonuses, subject to certain caps, if the Project is completed ahead of schedule (again to be assessed at two phased turnover points) and/or under budget, or proves to be capable of producing AC at a specified excess target tonnage while continuing to meet product specifications.

BE&K and Red River have agreed to mutually indemnify each other for certain liabilities arising out of their conduct, and in addition, the parties have agreed to secure their performance obligations to one another under the EPC Agreement. BE&K has provided Red River with a guarantee of its performance and payment obligations under the contract. Red River has provided BE&K with the guaranty of its parent, ADA-ES, Inc., by which ADA-ES is obligated to pay all amounts owed by Red River under the EPC Agreement. ADA-ES’ guaranty does not include performance obligations of Red River under the EPC Agreement. In August, 2008, Red River delivered an irrevocable letter of credit to BE&K in the amount of $6.6 million (which is secured by a promissory note and account pledge agreement of ADA-ES, Inc.) to secure BE&K’s purchase of a boiler and for certain site work. Red River will be obligated to increase that letter of credit to approximately $21.4 million by no later than September 30, 2008, if “Financial Closing” has not occurred by that date. Both the ADA-ES guaranty and the letter of credit will terminate and be released upon “Financial Closing,” which occurs once Red River (a) has obtained binding arrangements for “Financing” and (b) the initial proceeds therefrom have been released to BE&K. “Financing” is defined as “construction, interim and/or long-term financing on terms acceptable to Red River, the proceeds of which, including debt and equity, are intended to be used for all or part of the costs of the Project, including lease financing.”

Red River may terminate the EPC Agreement for convenience at any time upon two business days’ notice to BE&K, in which case Red River would owe BE&K (a) the fixed component earned through the effective date of termination, (b) all cancellation charges necessarily incurred by BE&K in relation to its subcontractors, (c) an amount equal to other reasonable termination-related actual costs necessarily incurred by BE&K, (d) reasonably incurred actual costs of demobilization, and (e) sales taxes properly paid by BE&K for which it has not been reimbursed. Upon such termination, BE&K is obligated to turn over the Project to Red River, including ownership of all property that comprises the Project, as well as assignment of all subcontracts related to the Project. The EPC Agreement may also be terminated by either party for customary events of default that have not been cured within the applicable time periods following notice given by the non-defaulting party, or if a force majeure event occurs and continues for more than 270 days. Damages owing by BE&K to Red River for breach of contract under all possible claims are limited to 50% of the “Total Contractor Compensation,” which is defined as the total amount payable to BE&K under the EPC Agreement.

Red River may terminate the EPC Agreement for convenience at any time upon two business days’ notice to BE&K, in which case Red River would owe BE&K (a) the fixed component earned through the effective date of termination, (b) all cancellation charges necessarily incurred by BE&K in relation to its subcontractors, (c) an amount equal to other reasonable termination-related actual costs necessarily incurred by BE&K, (d) reasonably incurred actual costs of demobilization, and (e) sales taxes properly paid by BE&K for which it has not been reimbursed. Upon such termination, BE&K is obligated to turn over the Project to Red River, including ownership of all property that comprises the Project, as well as assignment of all subcontracts related to the Project. The EPC Agreement may also be terminated by either party for customary events of default that have not been cured within the applicable time periods following notice given by the non-defaulting party, or if a force majeure event occurs and continues for more than 270 days. Damages owing by BE&K to Red River for breach of contract under all possible claims are limited to 50% of the “Total Contractor Compensation,” which is defined as the total amount payable to BE&K under the EPC Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ADA-ES, Inc.
Registrant

Date: September 12, 2008	/s/ Mark H. McKinnies
Mark H. McKinnies
Senior VP & Chief Financial Officer